EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of February 18, 2007 (the "Effective Date"), between China Broadband Ltd., (the "Company"), and Jiang Bing (the "Executive"), a resident of Jinan, PRC.

WHEREAS, the Company wishes to employ the Executive to render services for the Company or its subsidiary and related entities on the terms and conditions set forth in this Agreement, and the Executive wishes to be retained and employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2. Term. The term of the Executive's employment hereunder shall commence on the Effective date, and unless terminated at an earlier date in accordance with Section 8 hereof, shall extend through July 7, 2009 (the "Term"), unless extended by the parties in writing.

3. Position and Duties.

(a) Service with Company. During the term of the Executive's employment, the Executive shall serve in the position of Vice Chairman of the Company, and Executive shall have the authority, duties and responsibilities generally associated with such position and as may be determined by the Chairman (“Chairman”) or the Board of Directors (the “Board”) of the Company or its parent from time to time, including, without limitation and subject to the control and direction of the Board and the Chairman, planning and directing all aspects of the Company’s operational policies, objectives and initiatives, as well as attaining the Company’s short- and long-term financial and operational goals. The Executive will report to the Chairman.

(b) Performance of Duties.

(i)  Subject to the provisions hereof, the Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during Executive’s employment by the Company.

(ii) Executive represents and acknowledges that he is not subject to any obligations to any other company which would preclude the Executive from entering into this Agreement (including without limitation, any agreements (oral or written) with any former employer) nor are there any such obligations which would impact or restrict the Executive’s ability to fully carry out his responsibilities under this Agreement.

Employment Agreement	Page 2

(iii) Executive agrees that he will not bring with him or use on behalf, or for the benefit, of the Company or disclose to the Company any confidential information of or concerning his former employer or any third party that is not generally available to the public or that has not been lawfully transferred to the Company.

4. Compensation.

(a) Base Salary. The Company shall pay to the Executive an annual base salary (the "Base Salary") of One Hundred and Twenty Thousand Dollars ($120,000) per year inclusive of taxes (which will be paid by the Executive directly), which Base Salary shall be paid in accordance with the Company's normal payroll procedures for its senior management. The compensation payable to Executive during each fiscal year beginning after the Effective Date shall be established by the Board or the Compensation Committee thereof following an annual performance review, but in no event shall the annual Base Salary for any subsequent year of the Term be less than the Base Salary in effect during the prior year of the Term.

(b) Annual Bonus. Commencing with the fiscal year ending December 31,2007, Executive shall be entitled to participate in the Company's bonus plan for management and any successor bonus plan covering management (the "Bonus Plan"). Under the Bonus Plan, the Executive shall be eligible to receive a performance-based cash bonus for each year of employment in an amount, and based on individual and/or corporate objectives, targets and factors (and evaluation as to the extent of achievement thereof), to be established and determined by the Board in its discretion following consultation between the Board and Executive prior to, or within sixty (60) days after the commencement of, each fiscal year (the "Performance Criteria"). Under the Bonus Plan for Executive, the target cash bonus for each year shall equal 50% of the Base Salary.

(c) Participation in Benefit Plans; Indemnification. While he is employed by the Company, Executive shall also be eligible to participate in any incentive and employee benefit plans or programs which may be offered by the Company to the extent that Executive meets the requirements for each individual plan and in all other plans in which Company executives participate. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. The Company will offer medical insurance to its employees following consummation of the Merger and Financing, which will be available to the Executive on the same terms as is offered to other senior executives of the Company. In addition, the Company will provide officer liability insurance, subject to availability, on the same terms as is offered to other officers and directors of the Company. The Company shall indemnify Executive and hold him harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against or incurred by him in connection with his employment by the Company or his membership on the Board, in a manner and to an extent that is not less favorable to the Executive as the indemnification protection that is afforded by the Company to any other senior officer or director and that is consistent with industry custom and standards.

Employment Agreement	Page 3

(d) Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of Executive’s duties under this Agreement, subject to the Company's normal policies for expense verification. Notwithstanding the foregoing provisions and in recognition of the fact that Executive will live and travel away from his family for significant periods of time, Executive shall be authorized to expense up to $10,000 in personal travel expenses to the Company for which Executive will be responsible to pay the taxes, if any.

(e) Vacation. Executive shall be entitled to vacations in accordance with the policy of the Company with respect to its senior management, in effect from time to time, but will not be less than 24 vacation days per year.

5. Confidentiality and Insider Trading.

(a)   (i) Executive acknowledges that, by reason of his employment by the Company, he will have access to confidential information of the Company, including, but not limited to, information and knowledge pertaining to inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods, sales and profit figures, customer and vendor lists and relationships between the Company and sales representatives, wholesalers, customers, suppliers, dealers, distributors and others who have business dealings with them ("Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, Executive will not disclose any Confidential Information to any person or entity, nor use the Confidential Information for any purpose, except as his duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5(b) shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Employee in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company or which is required to be disclosed by court order or applicable law.

(ii) All records, business plans, financial statements and other Property delivered to or compiled by Executive for or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records and other similar data pertaining to the business, activities or future plans of the Company (and all copies thereof) that are collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

(ii) Executive is aware that he will, as a result of his executive position with the company, come into contact with confidential information that, if disclosed would have an effect on the trading market for the Company’s parent’s securities. Executive agrees to only purchase or sell securities during times or “windows” wherein all material information is publicly available.

Employment Agreement	Page 4

(b) Nonsolicitation of Employees. During his employment or for 6 months thereafter, Executive shall not, directly or indirectly, personally or through others, encourage to leave employment with the Company, solicit for employment, or advise or recommend to any other person, firm, business, or entity that they employ or solicit for employment, any employee of the Company or of any parent, subsidiary, or affiliate of the Company.

6. Ventures. If, during the term of his employment, the Executive is engaged in or associated with the planning or implementing of any project, program, venture or relationship involving the Company and a third party or parties, all rights in such project shall belong to the Company. Except as approved by the Board, the Executive shall not be entitled to any interest in such project or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.

7. Acknowledgment. Executive agrees that the covenants and agreements contained in Section 5 hereof are material to this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Company's interests, properties and business; that irreparable loss and damage will be suffered by the Company should Executive breach any of such provisions; that each of such provisions is separate, distinct and severable not only from the other of such provisions but also from the other and remaining provisions of this Agreement; that the unenforceability or breach of any such provisions shall not affect the validity or enforceability of any other such provisions or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions and any other rights or remedies it may have, at law or in equity, to end or prevent a breach or contemplated breach by Executive of any such covenants or agreements.

8. Termination of Employment.

(a) Grounds for Termination. Executive's employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event that at any time:

(i) Executive dies,

(ii) Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation,

(iii) The Board elects to terminate Executive's employment for "Cause" and notifies Executive in writing of such election, or

(iv) The Board elects to terminate Executive's employment without "Cause" and notifies Executive in writing of such election.

Employment Agreement	Page 5

If Executive's employment is terminated pursuant to clause (i), (ii) or (iii) of this Section 8(a), such termination shall be effective immediately. If Executive's employment is terminated pursuant to subsection (iv) of this Section 8(a), such termination shall be effective 30 days after delivery of the notice of termination.

(b) "Cause" Defined. "Cause" shall mean (i) the willful engaging by Executive in illegal conduct or gross misconduct, (ii) Executive's material failure to continuously perform his obligations to the Company hereunder (other than any such failure resulting from illness or incapacity), or (iii) Executive's material breach of his obligations under this Agreement. For purposes of this Section 8(b), no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action of omission was in the best interest of the Company.

(c) "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of 180 days.

(d) Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all documents or other materials, in any form, that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which are in his possession or under his control.

 9. Effect of Termination.

(a) Termination Without Cause.

In the event the Company terminates Executive's employment as the Company's Chief Operating Officer without Cause pursuant to Section 8(a)(iv) hereof,

(i) Executive shall receive (1) a lump sum cash payment equal to the sum of (1) any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination; and (2) an amount equal to 75% of the Executive's Base Salary in effect at the time of his termination for six months payable over such six month period;

(ii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has not vested at the time of such termination, the unvested portion of the Option will continue to vest on the vesting schedule described in Section 4(e) and will remain exercisable until its expiration date; and

Employment Agreement	Page 6

(iii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has vested prior to the date of Executive’s termination, such vested portion of the Option will remain exercisable until its expiration date.

(b) Termination For Cause. In the event the Company terminates Executive's employment as the Company's Chief Operating Officer for Cause pursuant to Section 8(a)(iii) hereof, (i) Executive shall be entitled to receive payment of any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination, (ii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has vested prior to the date of Executive's termination, such vested portion of the Option shall remain exercisable for a period of six months following Executive's termination, and (iii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has not vested at the time of such termination the unvested portion of the Option will terminate.

(c) Voluntary Resignation. In the event Executive voluntarily terminates his employment as the Company's Chief Operating Officer, (i) Executive shall be entitled to receive payment of any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination, (ii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has vested prior to the date of Executive's termination, such vested portion of the Option shall remain exercisable for a period of twelve months following Executive's termination, and (iii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has not vested at the time of such termination the unvested portion of the Option will terminate.

(d) Termination upon Executive’s Death or Disability.

Upon Termination of Executive’s employment due to Executive’s death pursuant to 8(a)(i) hereof or Disability pursuant or 8(a)(ii) hereof,

(i) Executive shall receive a lump sum cash payment equal to the sum of (1) any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination; and (2) an amount equal to 75% of the Executive's Base Salary in effect at the time of his termination;

(ii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has not vested at the time of such termination, the unvested portion of the Option will vest and become immediately exercisable, and the entire Option will continue to be exercisable until the expiration date thereof; and

(iii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has vested prior to the date of Executive’s termination, such vested portion of the Option will remain exercisable until its expiration date.

 10. Miscellaneous.

(a) Entire Agreement. This Agreement (including any exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

Employment Agreement	Page 7

(b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

(e) Assignability. Except as provided in Section 3(a) hereof, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, and provided that such assignment arises by operation of law or involves an express written assumption by the assignee, the Company shall be immediately released and discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

(f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

(g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Employment Agreement	Page 8

Address for the Executive:

Jiang, Bing
No.32, Jing Shi Yi Road
Jinan, Shandong 250014
China

Address for the Company:

1900 Ninth Street, 3rd Floor
Boulder, CO 80302
Attention: Clive Ng or President

With a copy to:

Hodgson Russ, LLP
60 East 42nd Street, 37th Floor
New York 10017
(212) 661-3535
Attention: Ronniel S. Levy, Esq.

Any party may change the address set forth above by notice to each other party given as provided herein.

(h) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(j) Resolution of Certain Claims - Injunctive Relief. The Executive acknowledges that any breach by him of the provisions of this Agreement would cause irreparable injury to the Company and that money damages would not be a sufficient remedy for any such breach. Consequently, the Company shall be entitled to such equitable relief as may be determined by a court as a remedy for any such breach. Such remedy shall be in addition to all other remedies available at law or equity to the Company.

(k) Arbitration. Except as otherwise specifically provided for hereunder, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New York. Such arbitration shall be conducted in the State and City of New York in accordance with the rules then existing of the American Arbitration Association which pertain to employment disputes. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute arising under this Agreement, the respective parties shall be responsible for the payment of their own legal fees and disbursements.

Employment Agreement	Page 9

(l) Board Approval. On or prior to the Effective Date, the Company shall provide Executive with a copy of the duly adopted resolutions of the Managers of 8 Holdings approving the terms of this Agreement, electing the Executive to the position of acting President of Metaphor effective as of the Effective Date.

(m) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(n) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes (including any taxes required to be withheld under the rules of any foreign government whose tax provisions apply, as shall be required pursuant to any law or governmental regulation or ruling.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

China Broadband Ltd.

By:_____________________________
Name:
Title:

EXECUTIVE
___________________________
Jiang Bing